UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Under § 240.14a-12

VAXART, INC
(Name of Registrant as Specified In Its Charter)

DANIEL P. HOULE MARK SILVERBERG, DDS, MD MATTHEW M. WALLACE, MD PATRICE RAFFY Q3 NOMINEES PTY LTD MARC EUSTACE PEREIRA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Daniel P. Houle and the other participants named herein (collectively, the “Concerned Vaxart Stockholders”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Concerned Vaxart Stockholders’ slate of director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Vaxart, Inc., a Delaware corporation (the “Company”).

Item 1: On June 6, 2026, Daniel P. Houle posted the following message on Stocktwits. Mr. Houle reposted the message on Stocktwits on June 7, 2026 and he anticipates reposting it daily on Stocktwits through the date of the Annual Meeting.

Item 2: On June 8, 2026, the following letter is being mailed to stockholders of the Company by the Concerned Vaxart Stockholders, a copy of which is also attached hereto as Exhibit 1 and is incorporated herein by reference.

THE CONCERNED VAXART STOCKHOLDERS

A coalition of retail investors owning 1,515,343 shares of Vaxart, Inc. (OTCQX: VXRT)

YOUR VAXART INVESTMENT IS DOWN 91% — THE BOARD MUST CHANGE

VOTE THE GOLD UNIVERSAL PROXY CARD — FOR HOULE, SILVERBERG AND WALLACE

Dear Fellow Vaxart Stockholder:

We are the Concerned Vaxart Stockholders — a coalition of dedicated retail investors who, like you, believed in the promise of Vaxart, Inc. (“Vaxart” or the “Company”) and entrusted our hard-earned capital to its leadership. Together, we own 1,515,343 shares of common stock. We are not a hedge fund. We are not Wall Street insiders. We are stockholders who have watched, with growing alarm, as the incumbent Board and management team presided over staggering losses, diluted us at fire-sale prices on the very day they received transformational government funding, kept us in the dark about a director under federal insider-trading investigation, and twice tried to ram through a reverse stock split that stockholders soundly rejected.

Enough is enough. At the 2026 Annual Meeting on July 16, 2026, you have the opportunity to demand accountability and elect three independent, stockholder-aligned directors — Daniel P. Houle, Mark Silverberg, DDS, MD, and Matthew M. Wallace, MD — who will finally bring the voice of retail investors into the Vaxart boardroom.

91% LOST. $343 MILLION BURNED. THE NUMBERS DON’T LIE.

Source: FactSet. TSR measured to market close on August 20, 2025 — the trading day before our coalition first publicly demanded boardroom accountability.

Five Years of Underperformance — On Every Measure That Matters

The numbers are not in dispute. Over the past five years, Vaxart’s share price has collapsed by more than 91%,1 and the Company has accumulated approximately $343 million in losses since 2020.2 Measured from the unaffected date of August 20, 2025 — the last trading day before our coalition first publicly demanded change — Vaxart has lagged the S&P Biotechnology Select Industry Index by 47.2% over one year, 93.1% over three years, and a staggering 124.3% over ten years. Against the broader Russell 2000, Vaxart has trailed by 220.6% over a decade. These are not the results of a difficult market. They are the results of a Board and management team that has failed at its most basic job: creating value for its owners.

1Source: FactSet. Calculated as of market close on May 20, 2026.

2Source: Vaxart, Inc. Form 10-K filings (cumulative accumulated losses since 2020).

While stockholders watched their investment evaporate, the Board rewarded the incumbents with continued seats and named-executive-officer compensation that, at the 2025 Annual Meeting, stockholders overwhelmingly voted against on the advisory say-on-pay proposal. That message was ignored. We urge you to send it again — louder – by electing our three candidates Daniel P. Houle, Mark Silverberg, DDS, MD, and Matthew M. Wallace, MD.

They Got a $453 Million Lifeline — Then Diluted You Within Hours

If you want a single moment that captures why this Board cannot be trusted with your capital, consider the events of June 13, 2024 — a day that should have been the best day in Vaxart’s history, but instead became a textbook case of value destruction by management:

•	4:00 p.m. ET — Vaxart common stock closes at $0.75 per share.
•	4:15 p.m. ET — Vaxart announces a project award valued at up to $453 million through the BARDA-funded Rapid Response Partnership Vehicle to run a Phase 2b study of its oral pill COVID-19 vaccine — with $65.7 million available immediately.
•	7:07 p.m. ET (same day) — Vaxart announces an underwritten offering of 50,000,000 shares of common stock at just $0.80 per share — less than three hours after disclosing one of the largest BARDA awards to date.

Read that sequence again. The Company received transformational, non-dilutive government funding — and three hours later, before the market could even price in the news, the Board issued 50 million new shares at a price barely above the prior closing price. Stockholders never got the chance to benefit from the BARDA announcement. Management captured the headline; existing stockholders absorbed the dilution. A Board with even a basic sense of stewardship would have considered the non-dilutive funding, let the market reprice the stock, and protected existing owners. This Board did the opposite.

They Hid From You That a Director Was Under Federal Insider-Trading Investigation

In November 2024, FBI agents approached then-director Robert A. Yedid as part of an insider-trading investigation alleging that, from 2019 to 2024, Mr. Yedid participated in a scheme to provide friends with inside information about several healthcare-company clients of the investor-relations firm where he was employed. We believe the Board knew. Stockholders did not.

On January 28, 2025, the Company simply announced that Mr. Yedid had resigned “for personal reasons” and thanked him “for his years of service and contributions to our Company.” No mention of the FBI. No mention of the federal investigation. No mention of the allegations that had been brought to a sitting Vaxart director’s attention more than two months earlier.

On June 6, 2025, Mr. Yedid pled guilty to the alleged insider-trading scheme. The Concerned Vaxart Stockholders have no reason to believe the conduct related to Vaxart securities — but that is not the point. A Board that chooses a flattering farewell press release over candid disclosure to its own stockholders has lost the right to ask for your continued trust.

While You Lost, They Cashed In — Over $5.2 Million in Executive Pay in a Single Year

There is one group that has done remarkably well at Vaxart while stockholders have lost over 91% of their investment: the executives running it. According to the Company’s own 2026 proxy statement, Vaxart paid its three named executive officers more than $5.2 million in total compensation for fiscal year 2025 alone — the bulk of it in stock and option grants priced at or near the Company’s collapsing share price. CEO Steven Lo’s pay jumped roughly 35% year-over-year to $2.8 million:

Named Executive Officer	Salary	Stock Awards	Option Awards	TOTAL
Steven Lo — President & CEO	$650,000	$776,203	$964,910	$2,810,918
James Cummings, M.D. — CMO	$521,000	$208,116	$302,106	$1,254,494
Sean Tucker, Ph.D. — CSO	$465,000	$208,116	$279,220	$1,144,358
TOTAL — 3 Named Executive Officers	$1,636,000	$1,192,435	$1,546,236	$5,209,770

Source: Vaxart 2026 Definitive Proxy Statement, 2025 Summary Compensation Table. Salary, Stock Awards, Option Awards columns shown; TOTAL also includes Non-Equity Incentive Plan Compensation and All Other Compensation.

Just look at the equity grants. On March 24, 2025 — with the stock trading at just $0.5126 — the Board handed CEO Steven Lo options to purchase 2,108,000 shares plus 1,405,000 restricted stock units (“RSUs”). On the same date, Chief Medical Officer Dr. Cummings received 660,000 options (including a 50,000-share “spot bonus”) plus 406,000 RSUs, and Chief Scientific Officer Dr. Tucker received 610,000 options plus 406,000 RSUs. Mr. Lo was also awarded an additional 151,351 RSUs as a separate spot bonus.3 The strike prices on management’s outstanding options — $0.5126, $0.78, $1.16 — reflect a stock that has been beaten down by years of underperformance.4 The lower the share price falls, the cheaper the options become for management. The same dilution and value destruction that has cost you is funding their wealth creation.

And when stockholders objected — voting overwhelmingly AGAINST the advisory say-on-pay proposal at the 2025 Annual Meeting — the Board ignored you and approved the next round of grants anyway.

They Lost the Reverse-Split Vote — Then Tried to Force It Through Anyway

When stockholders rejected the Initial Reverse Stock Split Proposal at the 2025 Annual Meeting with a clear 59.1% majority voting AGAINST, the Board’s response was not to listen — it was to try again. Barely a month later, the Board called a Special Meeting to push an Additional Reverse Stock Split Proposal, before ultimately withdrawing it in the face of mounting stockholder opposition organized by our coalition. At the same 2025 Annual Meeting, four of the six directors — including then-Chairman Michael Finney — failed to receive majority support, kept in their seats only by a plurality voting standard. And after we nominated three independent directors, the Board unilaterally appointed a new director without stockholder input — without taking the time to so much as interview any of our nominees or try to work together to find any mutually agreeable candidates.

3Source: Vaxart, Inc. Definitive Proxy Statement (DEFC 14A), filed June 1, 2026, 2025 Summary Compensation Table and Outstanding Equity Awards as of December 31, 2025.

4 Dr. Cummings and Dr. Tucker also have older options at higher strike prices.

The pattern is unmistakable: lose a vote, ignore the vote, try again. Reject stockholder candidates, then hand-pick a director without consulting the owners. It is time to break the pattern.

Meet Three Nominees Who Actually Own Vaxart Stock — Like You

Our three nominees are not professional activists or Wall Street operators. They are stockholders. They have their own money invested in Vaxart, and they will bring perspectives — and personal stakes — that are sorely missing in the current boardroom.

Daniel P. Houle

A governance strategist and activist investor who founded and organized the Concerned Vaxart Stockholders coalition. A Vaxart investor since 2020, Mr. Houle has demonstrated exactly the kind of accountability-driven leadership the Board has lacked: he designed and executed the stockholder outreach plan that defeated the proposed reverse stock split and brought apparent governance failures into the open. He currently serves as a Personal Injury Specialist at State Farm Mutual Automobile Insurance Company, where he brings to bear skills in scenario modeling, forensic documentation, and regulatory matters.

Mark Silverberg, DDS, MD

An anesthesiologist, inventor, and healthcare entrepreneur with significant medical and business expertise — and a significant Vaxart stockholder. Dr. Silverberg holds two active U.S. patents, with a third in development, and has built and led multiple healthcare businesses. He is the Founder and Chief Information Officer of HEATJAC, LLC — a manufacturer of heated medical garments that he is in the process of converting to a C-corporation — which he leads alongside a full management team. He has also served as Executive Director of Private Label Surrogacy, LLC, and previously as Medical Director and Staff Anesthesiologist at VISTA Surgery & Treatment Center and President of Anesthesia To Go, P.C. A creative, solutions-oriented thinker who brings innovative ideas to the table, Dr. Silverberg offers the operational, clinical, and ownership perspectives the boardroom badly needs.

Matthew M. Wallace, MD, FAAD, FACMS

A physician leader, executive, and innovator — and the largest stockholder among the Concerned Vaxart Stockholders. Dr. Wallace is a double board-certified Dermatologist and fellowship-trained Mohs Micrographic surgeon, and Managing Partner of a high-complexity specialty practice in dermatology, dermatologic surgery, and oncology. He trained at Vanderbilt University Medical Center and Zitelli & Brodland Skin Cancer Center. He has authored numerous peer-reviewed publications in journals including JAMA Dermatology and the Journal of the American Academy of Dermatology, with research funded by the U.S. Department of Defense and the National Institutes of Health. He has hands-on experience designing and executing clinical trials and obtaining FDA clearances — directly relevant expertise for a clinical-stage biotech — and he currently consults and speaks for multiple public and private biotechnology companies. He serves as Secretary of the Virginia Dermatology Society and on multiple academic boards.

Together, these three nominees bring real biotech and clinical-trial expertise, governance experience, and — critically — substantial personal stockholder alignment that the incumbents lack.

Three Seats Is All We’re Asking For – Not Control

We are not seeking control of the Board. We are seeking three of six seats — a meaningful voice — to ensure that retail investors, who collectively own the majority of this Company, finally have direct representation in the boardroom. If elected, our nominees will work alongside the three Unopposed Company Nominees — James B. Breitmeyer, Kevin P. Finney and W. Mark Watson — to evaluate every credible opportunity to enhance stockholder value, restore credibility with the capital markets, and build the kind of Board that the next chapter of Vaxart requires.

A reconstituted Board with three new stockholder-aligned voices will:

•	Demand a rigorous, independent review of capital allocation, dilution decisions, executive compensation and disclosure practices.
•	End the pattern of overriding the clearly expressed will of stockholders.
•	Bring frontline clinical-trial, FDA and translational research expertise into discussions about Vaxart’s pipeline and the BARDA-funded program.
•	Ensure retail investors — who shoulder the risk — have a real seat at the table when strategic decisions are made.

How to Vote in 60 Seconds — Use the GOLD Card, Mark Six Boxes

•	Vote the GOLD universal proxy card. Mark “FOR” the three Concerned Vaxart Stockholder Nominees — Houle, Silverberg and Wallace — and “FOR” the three Unopposed Company Nominees — Breitmeyer, Finney and Watson. Do NOT vote for any other Company nominees.
•	Vote “AGAINST” the say-on-pay proposal on the advisory vote on the compensation of the Company’s named executive officers — as stockholders did in 2025, and as the incumbent Board ignored.
•	You may mark up to SIX boxes — but no more. If you mark more than six “FOR” boxes for the election of directors, ALL of your director votes will be invalid. Mark “FOR” our recommended and unopposed nominees and “WITHHOLD” on every other nominee listed.

The 2026 Annual Meeting will be held virtually on July 16, 2026 at 8:30 a.m. Pacific Time at virtualshareholdermeeting.com/VXRT2026. The record date is May 26, 2026. If you owned Vaxart shares on that date, you are entitled to vote — please do so today.

For assistance voting or for additional copies of our proxy materials, please contact our proxy solicitor, Saratoga Proxy Consulting at (212) 257-1311 or (888) 368-0379 or info@saratogaproxy.com

Visit www.saratogaproxy.com/Vaxart for more information

Retail investors built this Company’s shareholder base. We were diluted on the day of the BARDA award. We were kept in the dark about a director under federal investigation. We watched three executives collect more than $5.2 million in a single year while our shares lost over 91% of their value. We were effectively told our votes did not matter when we rejected a reverse stock split and the Company tried to ram it through again. It is long past time we had a real voice in our own boardroom. Please join us — vote the GOLD universal proxy card today.

Sincerely,

The Concerned Vaxart Stockholders

Daniel P. Houle, Mark Silverberg, DDS, MD, Matthew M. Wallace, MD, Patrice Raffy, Q3 Nominees Pty Ltd and Marc Eustace Pereira